Exhibit 23.1







     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the use in this Registration Statement of iMedia International, Inc. on Form SB-2 of our report, dated February 25, 2005 (which includes an emphasis paragraph relating to uncertainty as to the Company's ability to continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement, and of our report dated February 25, 2005, relating to the financial statement schedules appearing elsewhere in this Registration Statement.

We also consent to the reference to our firm under the captions "Experts" in such Prospectus.


/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
September 26, 2005